Exhibit 26(c)(11):  Intercompany Agreement between Directed Services LLC and RLIC Life Insurance Company.

INTERCOMPANY AGREEMENT

THIS AGREEMENT is executed as of the date below between Directed Services LLC (“DSL”), and RLIC Life Insurance Company (“RLIC”).

            WHEREAS, DSL is an investment adviser for certain U.S. registered investment companies (“Funds”) and a registered broker-dealer distributing variable insurance contracts;

            WHEREAS, RLIC is an insurance company which offers a variety of insurance products, including variable annuities; Funds advised by DSL are made available through sub-accounts to purchasers of these insurance products;

            WHEREAS both DSL and RLIC are indirect wholly owned subsidiaries of ING Groep, N.V, and, are under common control of such parent company;

WHEREAS both DSL and RLIC desire to allocate the collective resources of ING’s United States operations in a manner which supports RLIC’s insurance business; and

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.                   Payments

DSL shall pay to RLIC, within thirty (30) days after the end of each calendar month, the amounts derived from applying the annual rates listed in Schedule A against the average net assets invested in the Funds by RLIC and by RLIC non-insurance customers during the prior calendar month (the “Intercompany Payments”). The methodology used to determine the amount of each month’s Intercompany Payment shall be as follows:

            (a)   No later than the 20th calendar day of each calendar month, RLIC or its designee shall provide, or cause to be provided, the average net assets of the prior calendar month  to be used in calculating such ownership percentages and the assets shall be grouped by business line.

            (b) On a fund by fund basis, the RLIC average net assets will be calculated by applying RLIC’s prior calendar month actual average net asset ownership percentage to the current calendar month’s average net assets.

            (c) RLIC average net assets shall be multiplied by the annual rates listed in Schedule A on a fund by fund basis and then adjusted for a monthly payment rate (annual rate * 1/calendar days in year * days in calendar month)

            (d) The Intercompany Payment for any calendar month shall equal the sum of the fund by fund calculations described in sub-paragraph (c) above.

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The Intercompany Payments shall be paid from DSL’s own resources and therefore shall not result in any increase in the expenses borne by the Funds or their shareholders. The rates listed in Schedule A will be reviewed at least once each calendar quarter and may be modified at any time by mutual written consent.

Intercompany Payments will be calculated and paid as hereinabove provided, and RLIC shall account for such Intercompany Payments in conformity with customary insurance accounting practices. The books, accounts and records of each party shall be maintained so as to clearly and accurately disclose the precise details of the Intercompany Payments. DSL shall keep such books, records and accounts insofar as they pertain to the computation of the Intercompany Payments available upon reasonable notice for audit, inspection and copying by RLIC and persons authorized by it or any governmental agency having jurisdiction over RLIC during all reasonable business hours.

2.                   Required Disclosure

Each party will make all disclosures relating to this Agreement and the payments made hereunder, as required under applicable state or federal law, rule, or regulation, including any subsequent release, interpretation, rule or regulation of the SEC or any other regulatory or self-regulatory organization applicable to DSL or RLIC in connection with this Agreement (“Applicable Law”).

3.                   Notices

Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, or overnight courier and addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to DSL: 1475 Dunwoody Drive, West Chester, PA 19380 in care of Chief Financial Officer with a copy to the Legal Department; if to RLIC: 20 Washington Avenue South, Minneapolis, MN 55401, in care of Annuity Financial Actuary with copy to Legal Department.

4.                   Governing Law

This Agreement will be construed in accordance with the laws of the State of Delaware, without giving effect to any conflicts of law principles thereof.

5.                   Effective Date

This Agreement shall be effective as of January 1, 2010, and, unless terminated as provided, shall continue in force for one year from the effective date and thereafter from year to year, unless and until terminated in accordance with Section 8 below.

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6.                   Entire Agreement and Amendment

This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or agreement or proposal with respect to the subject matter hereof.  This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

7.                   Assignment

This Agreement may not be assigned by either party without the written consent of the other.

8.                   Termination

(a)                Except under the circumstances described in paragraphs (b) and (c) of this Section 8, this Agreement may only be terminated by the mutual written agreement of the parties.  If this Agreement is so terminated, the payments specified in Section 1 shall continue for a period of six (6) months, or a shorter period if agreed to by the parties.

(b)               If a Change in Control (within the meaning assigned to that term below), of a party (the “Changed Party”) occurs, and if the other party (the “Remaining Party”) has not consented in writing to the continuation of this Agreement notwithstanding such Change in Control, then this Agreement may be terminated at the option of the Remaining Party by sending written notice to the Changed Party and the Intercompany Payments shall cease upon the Agreement’s termination.  “Change in Control" means the occurrence of any one or more of the following: (i) the transfer of control of a party to another entity; or (ii) the consummation of a reorganization, merger, share exchange, consolidation, or sale or disposition of all or substantially all of the assets of a  party; provided, however, that the occurrence of an event described in clauses (i) or (ii) above shall not constitute a Change in Control if either (a) the entity that acquires control of a party was already an Affiliate of the party prior to the event , or (b) the parties remain Affiliates of one another immediately following the Change in Control.  “Affiliate” means, with respect to a party, an entity that controls, is under common control, or is controlled by, such party.

(c)                This Agreement will terminate automatically and the Intercompany Payments shall thereupon immediately cease if the Intercompany Payments are adjudged or otherwise determined to the satisfaction of both parties to be contrary to law.

9.                   Severability

If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

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10.                Miscellaneous

(a)                The heading of each provision of this Agreement is for descriptive purposes only and shall not be deemed to modify or qualify any of the rights or obligations set forth in each such provision.

(b)               This Agreement may be executed in counterparts.

11.                Force Majeure

DSL shall not be liable for losses caused directly or indirectly by government restrictions, exchange or market rulings, suspension of trading, war, acts of terrorism, strikes, failures of the mails or other communications systems, mechanical or electronic failure, failure of third parties to follow instructions, for other causes commonly known as “acts of God,” or for any other cause not reasonably within DSL’s control, whether or not such cause was reasonably foreseeable.

      IN WITNESS WHEREOF, the parties have each duly executed this Agreement on this 22nd day of December 2010.

DIRECTED SERVICES LLC                                        RELIASTAR LIFE INSURANCE COMPANY

By:  /s/ Shaun Mathews                                      By:  /s/ Scott V. Carney

Name: Shaun Mathews                                       Name:  Scott V. Carney

Title: Executive Vice President                          Title:  Vice President

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Schedule A

Amended and Restated as of _______________________

As described in Section 1 RLIC shall be paid at the rates set forth immediately below.  In the case of funds of funds, payments will apply to the shares of the fund of funds held directly at the rate specified and will also apply to shares of underlying funds held indirectly through the fund of funds at the rates specified for those underlying funds calculated in the same manner as if the underlying funds were held directly.

FUND NAME	Payment	FUND NAME	Payment
IIM Sub-advised Equity and Balanced Funds		IIM Sub-advised Fixed Income Funds
ING Focus 5 Portfolio (1/1/10 to 4/29/10)	X.XXX%	ING Limited Maturity Bond Portfolio	X.XXX%
ING Global Resources Portfolio	X.XXX%	ING Liquid Assets Portfolio	X.XXX%
ING Large Cap Growth Portfolio (Effective 6/12/10)	X.XXX%
ING Stock Index Portfolio	X.XXX%	Fund of Funds
		ING DFA Global Allocation Portfolio (Effective 4/30/10)	X.XX%
IIT Portfolios		ING DFA World Equity Portfolio (Effective 4/30/10) (F/K/A ING DFA Global All Equity Portfolio)	X.XX%
ING Artio Foreign Portfolio	X.XXX%	ING Franklin Templeton Founding Strategy Portfolio	X.XX%
ING BlackRock Inflation Protected Bond Portfolio	X.XXX%	ING Index Solution Portfolios	X.XXX%
ING BlackRock Large Cap Growth Portfolio	X.XXX%	ING Retirement Portfolios	X.XXX%
ING BlackRock Large Cap Value Portfolio	X.XXX%	ING Solution 2015 Portfolio	X.XX%
ING Clarion Real Estate Portfolio	X.XXX%	ING Solution 2025 Portfolio	X.XX%
ING FMR Diversified Mid Cap Portfolio	X.XXX%	ING Solution 2035 Portfolio	X.XX%
ING Franklin Income Portfolio	X.XXX%	ING Solution 2045 Portfolio	X.XX%
ING Franklin Mutual Shares Portfolio	X.XXX%	ING Solution 2055 Portfolio (Effective 5/1/10)	X.XX%
ING Goldman Sachs Commodity Strategy Portfolio	X.XXX%	ING Solution Income Portfolio	X.XX%
ING Janus Contrarian Portfolio	X.XXX%	ING Solution Aggressive Growth Portfolio	X.XX%
ING JPMorgan Emerging Markets Equity Portfolio	X.XXX%	ING Solution Conservative Portfolio	X.XX%
ING JPMorgan Small Cap Core Equity Portfolio	X.XXX%	ING Solution Growth Portfolio	X.XX%
ING Lord Abbett Growth and Income Portfolio (F/K/A ING Lord Abbett Affiliated Portfolio)	X.XXX%	ING Solution Moderate Portfolio	X.XX%
ING Marsico Growth Portfolio	X.XXX%
ING Marsico International Opportunities Portfolio	X.XXX%	American Funds Master Feeder Funds
ING MFS Total Return Portfolio	X.XXX%	ING American Funds World Allocation Portfolio	X.XX%
ING MFS Utilities Portfolio	X.XXX%
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ING Morgan Stanley Global Franchise Portfolio (F/K/A ING Van Kampen Global Franchise Portfolio)	X.XXX%	Fidelity VIP Master Feeder Funds
ING Morgan Stanley Global Tactical Asset Allocation Portfolio (F/K/A ING Van Kampen Global Tactical Asset Allocation Portfolio)	X.XXX%	ING Fidelity VIP Contrafund Portfolio	X.XXX%
ING PIMCO High Yield Portfolio	X.XXX%	ING Fidelity VIP Equity-Income Portfolio	X.XXX%
ING PIMCO Total Return Bond Portfolio	X.XXX%	ING Fidelity VIP Growth Portfolio (1/1/10 to 8/20/10)	X.XXX%
ING Pioneer Equity Income Portfolio	X.XXX%	ING Fidelity VIP Mid Cap Portfolio	X.XXX%
ING Pioneer Fund Portfolio	X.XXX%
ING Pioneer Mid Cap Value Portfolio	X.XXX%	IPI Portfolios
ING T. Rowe Price Capital Appreciation Portfolio	X.XXX%	ING American Century Small-Mid Cap Value Portfolio	X.XXX%
ING T. Rowe Price Equity Income Portfolio	X.XXX%	ING Baron Asset Portfolio (1/10/10 to 8/20/10)	X.XXX%
ING Templeton Global Growth Portfolio	X.XXX%	ING Baron Small Cap Growth Portfolio	X.XXX%
ING Van Kampen Growth and Income Portfolio	X.XXX%	ING Columbia Small Cap Value II Portfolio	X.XXX%
ING Wells Fargo Health Sciences Portfolio (F/K/A ING Evergreen Health Sciences Portfolio)	X.XXX%	ING Davis New York Venture Portfolio	X.XXX%
ING Wells Fargo Omega Growth Portfolio (F/K/A ING Evergreen Omega Portfolio)	X.XXX%	ING JPMorgan Mid Cap Value Portfolio	X.XXX%
ING Wells Fargo Small Cap Disciplined Portfolio (1/1/10 to 8/20/10)	X.XXX%	ING Legg Mason Partners Aggressive Growth Portfolio	X.XXX%
		ING Oppenheimer Global Portfolio	X.XXX%
		ING Oppenheimer Global Strategic Income Portfolio (F/K/A ING Oppenheimer Strategic Income Portfolio)	X.XXX%
		ING PIMCO Total Return Portfolio	X.XXX%
		ING Pioneer High Yield Portfolio	X.XXX%
		ING T. Rowe Price Diversified Mid Cap Growth Portfolio	X.XXX%
		ING T. Rowe Price Growth Equity Portfolio	X.XXX%
		ING Templeton Foreign Equity Portfolio	X.XXX%
		ING Thornburg Value Portfolio	X.XXX%
		ING UBS U.S. Large Cap Equity Portfolio	X.XXX%
		ING Van Kampen Comstock Portfolio	X.XXX%
		ING Van Kampen Equity and Income Portfolio	X.XXX%

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